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                                                                    EXHIBIT 99.1

[PILLOWTEX CORPORATION LOGO]

FOR IMMEDIATE RELEASE

CONTACTS:
Investor Contact:                      Media Contact:
Mark Kirkpatrick                       Sabrina Walheim
Treasurer                              Abernahty/MacGregor Group
(214) 333-3225 Ext. 618                (212) 371-5999

              PILLOWTEX COMPLETES ACQUISITION OF FIELDCREST CANNON

Dallas, Texas, December 19, 1997 -- Pillowtex Corporation (NYSE:PTX) announced today that it had completed acquisition of Fieldcrest Cannon, Inc. (NYSE:FLD). Fieldcrest Cannon stockholders voted their approval of the transaction at a Special Meeting of Stockholders held this morning in New York City. In addition, at a Pillowtex Special Meeting today, Pillowtex shareholders approved the issuance of the Pillowtex common stock to be issued in the transaction.

The average closing price of Pillowtex common stock for the 20 consecutive trading days immediately preceding the 5th day prior to the close of the merger was $27.175. Based upon that figure and as outlined in the merger agreement, Pillowtex paid $249.6 million in cash and issued approximately 2.49 million shares of its Common Stock to Fieldcrest Cannon common stockholders. Pillowtex also paid $69.2 million in cash and issued approximately 690,000 shares of Common Stock to Fieldcrest Cannon preferred stockholders. The acquisition will be accounted for as a purchase and is anticipated to be accretive to Pillowtex's earnings per share in 1998.

Pillowtex financed the cash portion of the transaction using a combination of bank financing and the sale of senior subordinated notes and convertible preferred stock.

This combination creates one of the industry's largest home textile manufacturers with annual sales in excess of $1.5 billion. The strength of the combined operations includes extensive distribution networks, a broad array of products available at all price points, and a portfolio of many of the best recognized names and products in the industry including Fieldcrest Cannon's Royal Velvet(R), Cannon(R), Touch of Class(R), and Charisma(R) brands.

Pillowtex Corporation, with annual sales in excess of $500 million, markets and manufactures top-of-the-bed home textile furnishings. The Company operates a network of manufacturing, purchasing and distribution facilities in the U.S. and Canada, with approximately 4,000 employees.

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